Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2013

•	TiVo reaches sustained net income profitability

•	Highest quarterly net income in Company's history of $268.9 million

•	Adjusted EBITDA of $115.4 million; exceeding guidance range even before including the Cisco and Motorola settlement

•
Service & Technology revenues of $77.0 million in the second quarter, an increase of 42% year-over-year; the highest ever and exceeds guidance range even before including the Cisco and Motorola settlement

•	Launched new TiVo RoamioTM DVR to highly positive acclaim -- "... the Holy Grail of set-top boxes"

•	The National Academy of Television Arts & Sciences awarded TiVo its 4th EmmyR Award

•	Total TiVo subscriptions now at 3.6 million, up 33% year-over-year as MSO deployments continue to drive growth

•	TiVo's first IPTV deployment, Com Hem, launch underway

•	Settled Cisco and Motorola litigation for $490 million; total litigation success has achieved approximately $1.6 billion in damages and consideration

•	Cash & short-term investments increased to more than $1 billion, even after stock repurchases of $60 million during the quarter

SAN JOSE, CA - August 27, 2013 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the second quarter ended July 31, 2013.

Tom Rogers, President and CEO of TiVo, said, “TiVo has now reached a very important milestone. After making significant progress over the last several years, amid scrutiny for not being net income profitable, we believe TiVo has now achieved the milestone of sustained net income profitability. As a result of the latest litigation settlements, which will produce significantly increased licensing revenue well into the future and which have substantially increased our cash resources, along with our continued focus on innovation as demonstrated by the highly acclaimed Roamio launch, and the expected continued growth of our MSO subscription base, TiVo has reached a brand new chapter in its financial performance that puts the Company on an entirely new trajectory.

“This was a very strong quarter for our business. We recorded the highest revenue and highest profit ever, continued positive momentum in our operator business, launched the new TiVo Roamio, which includes significant product enhancements that benefit both our retail and operator businesses, and we brought our pending litigation with Cisco and Motorola to an end, significantly strengthening our financial profile. All of this we believe positions us well to achieve significant Adjusted EBITDA growth in Fiscal Year 2014, and as we have previously indicated, should drive us to Adjusted EBITDA profitability even when excluding the impact of our most recent litigation settlement.

"Our solid operational execution, combined with the successful outcome of our litigation with Cisco and Motorola led to a 42% increase in service and technology revenues, $115.4 million in Adjusted EBITDA, and record net income of $268.9 million in the second quarter. In addition, our advanced television solutions continue to gain global traction as we increased our MSO service revenue 58% and total subscriptions now stand at 3.6 million, a 33% improvement over last year. We believe the combination of our ability to provide viewers with the ultimate television experience, expected subscription growth in the future, projected double-digit EBITDA margins, and our very strong cash position of approximately $1 billion, positions us well to drive additional shareholder value.”

For the second quarter, service and technology revenues were $77.0 million. This compared to guidance of $68 million to $70 million and $54.1 million for the same quarter last year. TiVo reported net income of $268.9 million, compared to guidance of a net loss of $(13) million to $(16) million. This compared to a net loss of $(27.7) million in the same quarter last year. Adjusted EBITDA was $115.4 million, compared to guidance of $1 million to a loss of $(2) million and a loss of $(15.8) million for the same quarter last year. The Cisco /Motorola settlement contributed $6.1 million to service and technology revenues, and both net income and Adjusted EBITDA included $108.1 million relating to past damages and $10.7 million of litigation expense. Additionally, net income included $752,000 in interest relating to past damages and $167.0 million from the recognition of deferred tax assets. Even before the incorporation of the Cisco and Motorola settlement, Service & Technology revenue and Adjusted EBITDA exceeded their respective guidance ranges, and net income would have been at the high-end of its guidance range.

	Service & Technology Revenues	Adjusted EBITDA	Net Income
	(in thousands)
FY14 Q2 Results (As Reported)	$76,986	$115,440	$268,938

Less: Cisco/Motorola Technology Revenue	6,099	6,099	6,099
Less: Cisco/Motorola Litigation Proceeds (Past Damages)	—	108,102	108,102
Less: Cisco/Motorola Interest	—	—	752
Less: Tax Benefit (from release of valuation allowance on deferred tax assets)	—	—	167,039
Total Adjustments	6,099	114,201	281,992

FY14 Q2 Results Excluding Impact of Cisco/Motorola Settlement	$70,887	$1,239	$(13,054)

Rogers continued, "On the innovation front, we just launched the new TiVo Roamio to enormous critical acclaim. This product clearly demonstrates TiVo's continued ability to innovate ahead of the pack and the reviews clearly underscore that TiVo is the only set-top box that will provide consumers with traditional television channels, over-the-top content, a unified search and user experience, whole home capability, TV Everywhere functionality, combined with what is still the best DVR. Walt Mossberg of the Wall Street Journal stated, 'While streaming is the big news here, it's worth pointing out that, even without it, the TiVo could be considered the holy grail of set-top boxes.' VentureBeat said, 'If you're looking for the best TV viewing experience that money can buy, the TiVo Roamio is it.' This highlights the ability for TiVo to define the ultimate consumer television experience going forward, which is still very much a part of the Company's DNA. Further, many of these innovations and features are already being leveraged as part of our cable operator deployments. We expect Roamio to positively impact the trajectory of our retail business in the back half of the year, and from an economic standpoint, we anticipate the Roamio models to deliver hardware margin improvements relative to the Premiere lineup.

"Additionally in another indication of our innovation, the National Academy of Television Arts & Sciences awarded us our 4th Emmy Award; this time for Technical and Engineering Achievement for Personalized Recommendation Engines for Video Discovery.

“Our operator business continues to grow nicely as both domestic and international cable operators that are facing increased competition and heightened demand for advanced television services continue turning to TiVo to help drive improved performance through higher customer satisfaction, lower churn, and improved customer acquisitions. We've added almost one million new TiVo subscriptions from our operator relationships during the last year, and we expect to continue our strong subscription growth as Atlantic Broadband, Cable One, Com Hem, GCI, Midcontinent, and Mediacom have all recently gone live or are close to launching a TiVo solution. Com Hem, the largest operator in Scandinavia, recently soft launched, and will be followed by a much more aggressive marketing push toward the end of the year. Beyond the subscription growth potential, this launch is a meaningful strategic milestone for TiVo as it represents our first integration with an IPTV provider.

“Additionally, further underpinning the value of the TiVo experience, we are finding that the more embedded we are with operators, the more products and functionality they want from TiVo. As a result, we've been successful at driving broader engagement with many of our distribution partners. With the launch of TiVo Mini, our multi-room client, we've seen strong subscription growth from several of our operators, such as Suddenlink. We are now focused on adding to our multi-screen offering and will be launching our TV Everywhere portal, starting with Atlantic Broadband and RCN in the U.S. and Com Hem internationally, which we believe will allow us to quickly gain meaningful deployment ahead of the set-top box replacement cycle. Additionally, several of our U.S. distribution partners recently began deploying TiVo software onto the Pace XG1 gateway, providing operators with yet another way to deploy TiVo to their customers, and highlighting our ability to port onto multiple hardware configurations.

“On the intellectual property front, we settled our ongoing litigation with Cisco and Motorola for $490 million, bringing the total from awards and settlements related to the unauthorized use of our Time Warp and certain other patents to approximately $1.6 billion in damages and future consideration. This outcome is significant and it materially strengthens TiVo's balance sheet. To that end, at the end of second quarter, TiVo had more than $1 billion of cash and short-term investments. This included the impact of $60 million or 5.4 million shares' worth of stock repurchases in the second quarter, representing approximately 15% of beginning second quarter net cash. Going forward, we will continue to focus on optimizing our use of capital to drive incremental shareholder value."

Rogers concluded, "The combination of a new financial trajectory for the business, very substantial cash resources, great new innovation in our product and feature offering as evidenced by the launch of Roamio, and leadership in the provision of advanced television to the cable industry, creates a very strong foundation for TiVo's continued growth."

Management Provides Financial Guidance

For the third quarter of Fiscal Year 2014, TiVo anticipates service and technology revenues in the range of $80 million to $82 million. Driving the increase is a full quarter of Cisco/Motorola revenue recognition and continued growth in MSO revenue. This will be partially offset by lower NRE revenue as the second quarter included significant revenue recognition relating to a development milestone on one of TiVo's deployments, which will not occur in the third quarter.

TiVo anticipates net income in the range of $6 million to $8 million, and Adjusted EBITDA of $20 million to $22 million. The Adjusted EBITDA improvement is driven by the growth in MSO and licensing revenues as well as a significant decrease in litigation spend. Additionally, in the third quarter, TiVo expects the Adjusted EBITDA growth to be tempered slightly by inflated operating expenses related to the launch of new products, including the new Roamio platform. The Company expects that longer term operating expense trends will continue to improve despite some volatility from quarter to quarter.

This financial guidance is based on information available to management as of August 27, 2013. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter ended July 31, 2013 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 27, 2013. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 30392939). The Webcast will be archived and available through September 3, 2013 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 30392939.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution and operator agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future growth in TiVo's overall subscription base, ability to drive additional shareholder value, anticipated timing and execution of product offerings and launches, TiVo's future marketing plans, the future availability of TV Everywhere with Com Hem, Roamio platform capabilities and leverage as part of cable operator deployments, the impact of Roamio on the TIVo's retail business and margin improvements, TiVo's continued focus on optimizing use of capital, expectations regarding Adjusted EBITDA profitability in Fiscal Year 2014, the sustainability of future net income profitability and other financial guidance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013, our Quarterly Report on Form 10-Q for the period ended April 30, 2013, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Revenues
Service revenues	34,930	32,302	68,992	62,923
Technology revenues	42,056	21,825	69,781	45,712
Hardware revenues	23,104	11,129	43,890	24,390
Net revenues	100,090	65,256	182,663	133,025
Cost of revenues
Cost of service revenues	11,408	8,871	22,213	17,250
Cost of technology revenues	11,867	3,792	15,578	10,078
Cost of hardware revenues	21,957	14,431	40,453	32,902
Total cost of revenues	45,232	27,094	78,244	60,230
Gross margin	54,858	38,162	104,419	72,795
Research and development	26,305	29,652	52,767	60,212
Sales and marketing	9,069	7,243	17,576	13,467
Sales and marketing, subscription acquisition costs	1,996	2,372	3,855	3,629
General and administrative	23,225	25,429	45,011	41,595
Litigation proceeds	(108,102)	—	(108,102)	—
Total operating (income) expenses	(47,507)	64,696	11,107	118,903
Income (loss) from operations	102,365	(26,534)	93,312	(46,108)
Interest income	1,499	852	2,322	1,760
Interest expense and other income (expense), net	(1,965)	(1,966)	(3,939)	(3,948)
Income (loss) before income taxes	101,899	(27,648)	91,695	(48,296)
Benefit (provision) for income taxes	167,039	(93)	166,924	(219)
Net income (loss)	$268,938	$(27,741)	$258,619	$(48,515)

Net income (loss) per common share
Basic	$2.27	$(0.23)	$2.16	$(0.41)
Diluted	$1.96	$(0.23)	$1.86	$(0.41)

Income (loss) for purposes of computing net income (loss) per share:
Basic	$268,938	$(27,741)	$258,619	$(48,515)
Diluted	$270,190	$(27,741)	$261,123	$(48,515)

Weighted average common and common equivalent shares:
Basic	118,601,346	119,137,118	119,990,949	119,041,708
Diluted	137,992,699	119,137,118	140,043,209	119,041,708

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	July 31, 2013	January 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$451,414	$157,104
Short-term investments	582,350	470,136
Accounts receivable, net of allowance for doubtful accounts of $354 and $362, respectively	38,052	40,102
Inventories	12,649	14,500
Deferred cost of technology revenues, current	9,386	14,713
Deferred tax asset, current	102,351	—
Prepaid expenses and other, current	11,896	9,168
Total current assets	1,208,098	705,723
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $50,248 and $51,012, respectively	10,301	10,300
Intangible assets and capitalized software, net of accumulated amortization of $23,842 and $21,323, respectively	13,567	16,086
Deferred cost of technology revenues, long-term	21,362	16,011
Deferred tax asset, long-term	67,013	—
Goodwill	12,266	12,266
Prepaid expenses and other, long-term	2,829	3,267
Total long-term assets	127,338	57,930
Total assets	$1,335,436	$763,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$26,910	$24,492
Accrued liabilities	43,623	50,043
Deferred revenue, current	172,157	103,505
Total current liabilities	242,690	178,040
LONG-TERM LIABILITIES
Deferred revenue, long-term	385,389	71,823
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	410	526
Total long-term liabilities	558,299	244,849
Total liabilities	800,989	422,889
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 133,919,392 and 129,545,267, respectively, and outstanding shares are 122,003,944 and 125,622,357, respectively	134	129
Treasury stock, at cost: 11,915,448 shares and 3,922,910 shares, respectively	(128,850)	(37,791)
Additional paid-in capital	1,086,794	1,060,532
Accumulated deficit	(423,709)	(682,328)
Accumulated other comprehensive income	78	222
Total stockholders’ equity	534,447	340,764
Total liabilities and stockholders’ equity	$1,335,436	$763,653

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended July 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$258,619	$(48,515)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	5,320	4,158
Stock-based compensation expense	17,610	16,145
Amortization of discounts and premiums on investments	2,766	3,053
Deferred income taxes	(169,364)	—
Non-cash loss on overallotment option and amortization of deferred debt issuance costs	480	481
Excess tax benefits from employee stock-based compensation	(498)	—
Allowance for doubtful accounts	88	77
Changes in assets and liabilities:
Accounts receivable	1,962	(734)
Inventories	1,851	(7,658)
Deferred cost of technology revenues	230	(1,354)
Prepaid expenses and other	(1,584)	651
Accounts payable	2,685	(13,191)
Accrued liabilities	(5,805)	(8,643)
Deferred revenue	382,218	11,555
Deferred rent and other long-term liabilities	(116)	80
Net cash provided by (used in) operating activities	$496,462	$(43,895)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(381,162)	(229,764)
Sales or maturities of short-term investments	264,852	255,573
Acquisition of business, net of cash and cash equivalents acquired	—	(17,579)
Acquisition of property and equipment	(3,069)	(3,239)
Net cash provided by (used in) investing activities	$(119,379)	$4,991
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	3,997	3,368
Proceeds from issuance of common stock related to employee stock purchase plan	3,791	3,741
Excess tax benefits from employee stock-based compensation	498	—
Treasury stock - repurchase of stock	(91,059)	(15,246)
Net cash used in financing activities	$(82,773)	$(8,137)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$294,310	$(47,041)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	157,104	169,555
Balance at end of period	$451,414	$122,514

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	July 31		Three Months Ending
	2013	2012	October 31, 2013
	(In thousands)		(In millions)
Net Income (loss)	$268,938	$(27,741)	$6 -$8
Add back:
Depreciation & amortization	2,611	2,070	$3
Interest income & expense	466	1,115	$1
Benefit (provision) for income tax	(167,039)	93	0
EBITDA	104,976	(24,463)	$10 - $12
Stock-based compensation	10,464	8,696	$11 - $10
Adjusted EBITDA	$115,440	$(15,767)	$20 - $22
Litigation expenses	10,667	12,751	$2
Litigation proceeds (past damage awards)	(108,102)	0	0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$18,005	$(3,016)	$22 -$24

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended July 31,
(Subscriptions in thousands)	2013	2012
TiVo-Owned Subscription Gross Additions:	20	28
Subscription Net Additions/(Losses):
TiVo-Owned	(26)	(23)
MSOs	238	253
Total Subscription Net Additions/(Losses)	212	230
Cumulative Subscriptions:
TiVo-Owned	981	1,057
MSOs	2,635	1,658
Total Cumulative Subscriptions	3,616	2,715
Fully Amortized Active	176	221
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	52%	54%

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our subscription base during the three months ended July 31, 2013 and July 31, 2012, respectively. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices and for which TiVo incurs acquisition costs. The MSO lines refer to subscriptions sold to consumers by MSOs such as DIRECTV, Virgin, ONO, RCN, Grande, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2013	2012
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	994	1,068
TiVo-Owned subscription cancellations	(46)	(51)
TiVo-Owned Churn Rate per month	(1.5)%	(1.6)%

TiVo-Owned Churn Rate per Month.

Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity and installation and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2013	2012	2013	2012
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,996	$2,372	$8,886	$7,347
Hardware revenues	(23,104)	(11,129)	(88,091)	(53,788)
Less: MSOs'-related hardware revenues	20,103	6,696	65,990	36,603
Cost of hardware revenues	21,957	14,431	85,734	70,087
Less: MSOs'-related cost of hardware revenues	(15,384)	(5,399)	(49,340)	(31,321)
Total Acquisition Costs	5,568	6,971	23,179	28,928
TiVo-Owned Subscription Gross Additions	20	28	109	114
Subscription Acquisition Costs (SAC)	$278	$249	$213	$254

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$34,930	$32,302
Less: MSOs'-related service revenues	(8,673)	(5,502)
TiVo-Owned-related service revenues	26,257	26,800
Average TiVo-Owned revenues per month	8,752	8,933
Average TiVo-Owned subscriptions per month	994	1,068
TiVo-Owned ARPU per month	$8.81	$8.36

	Three Months Ended July 31,
MSOs' Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$34,930	$32,302
Less: TiVo-Owned-related service revenues	(26,257)	(26,800)
MSOs'-related service revenues	8,673	5,502
Average MSOs' revenues per month	2,891	1,834
Average MSOs' subscriptions per month	2,514	1,539
MSOs' ARPU per month	$1.15	$1.19

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs' ARPU if such fixed minimum fee is spread over a small number of subscriptions. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our consolidated balance sheet until later when related revenues from service fees are received and are first recognized as Technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as Technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising and audience research measurement revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.
SETTLEMENT
Effective July 2, 2013, TiVo Inc. (“TiVo”) entered into a settlement and patent license agreement (the “Agreement”) with ARRIS Group, Inc. (“Arris”) (owner of General Instrument Corporation, formerly a subsidiary of Motorola Mobility, Inc.), Cisco Systems, Inc. (“Cisco”), and Google Inc. (“Google”) (owner of Motorola Mobility, LLC formerly Motorola Mobility, Inc.), in exchange for a payment of $490 million to TiVo by Google and Cisco.
The total consideration of $490 million was allocated on a relative fair value basis as $381.1 million to the future licensing revenue element, $752,000 to interest income related to past infringement and $108.1 million to the past infringement and litigation settlement element. The amount related to past infringement and settlement was recorded under “Litigation proceeds” in the quarter ended July 31, 2013. The amount related to interest income was recorded under “Interest income” in the quarter ended July 31, 2013. $381.1 million of future license royalties will be recorded as Technology revenues over the term of the agreement through July, 2023.
Future licensing revenues have been or are expected to be recognized as follows (in thousands):

Fiscal Year Ending January 31,	Technology Revenues
2014	$42,692
2015	73,185
2016	73,185
2017	73,185
2018	73,185
2019	37,519
2020-2024	8,195
Total	$381,146

AGGREGATE SETTLEMENT TECHNOLOGY REVENUES AND CASH RECEIPTS
Revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola through July 31, 2013 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ending January 31,	(in thousands)
2012	$35,275	$117,679
2013	76,841	86,356
Six month period from February 1, 2013 to July 31, 2013	52,908	439,603
Total	$165,024	$643,638
Revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola is expected to be recognized (revenues) and received (cash) for the remainder of fiscal year 2014 and on an annual basis for the fiscal years thereafter is as follows:

	Technology Revenues	Cash Receipts
	(in thousands)
Six month period from August 1, 2013 to January 31, 2014	$83,625	$25,123
Fiscal Year Ending January 31,
2015	169,641	83,579
2016	171,563	83,579
2017	173,129	83,579
2018	174,410	83,579
2019	88,629	31,139
2020 - 2024	8,195	—
Total	$869,192	$390,578